Exhibit 10.3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED
RESEARCH COLLABORATION and FUNDING AGREEMENT

This Amended and Restated Research Collaboration and Funding Agreement (this “Agreement”), is entered into by and between Arbutus Biopharma, Inc., a Delaware corporation (“Company”), and the Baruch S. Blumberg Institute, a Pennsylvania not-for-profit company (“Institution”), as of June 5, 2016 (the “Effective Date”). Each of Company and Institution may be referred to herein individually as a “Party” and jointly as the “Parties”.
WHEREAS, Institution and its employees have expertise and experience in the research of hepatitis B virus (“HBV”) and liver cancer including, but not limited to, drug discovery and assay development.
WHEREAS, Company and its employees have expertise discovering, developing and commercializing therapies for liver and viral diseases.
WHEREAS, Company and Institution believe that the technologies researched and/or discovered by Institution may have the potential to be utilized or further developed by Company to achieve the goal of delivering curative therapies for HBV and liver cancer to patients.
WHEREAS, the parties hereto entered into that certain Research Collaboration and Funding Agreement dated October 29, 2014 (the “Original Agreement”) pursuant to which, among other things, Institution and Company agreed that Institution would conduct certain research in the fields of HBV and liver cancer in collaboration with the Company (the “Collaboration”) and that Company would fund such research in consideration for, among other things, an option to license Institution’s rights in intellectual property generated by such research.
WHEREAS, the parties hereto now desire to amend and restate in its entirety the Original Agreement as set forth herein for the purposes of, among others, increasing the funding amount provided by Company to Institution for its research hereunder and expanding the Company’s option to license Institution’s rights in certain intellectual property to generally include inventions that result from research conducted by Institution in the Field (as defined below), regardless of the funding source.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Company and Institution hereby agree to be legally bound as follows:

1.	Performance of the Research Collaboration.
1.1    Definition of Field. As used in this Agreement, “Field” shall mean the field of hepatitis B virus including, but not limited to, detection, prevention, treatment, drug discovery and antiviral screening assay development, but specifically excluding liver cancer therapeutics, liver cancer diagnostic assay development, liver cancer biomarker research and all research involving the Natural Products Library that the Institute owns and operates.

1.2    Research Program. Institution and Company shall jointly determine the research to be conducted by the Institute in the Field, with funding and direction provided by the Company, pursuant to the terms of this Agreement (collectively the “Research”), where such Research shall refer to and consist of one or more individual research projects (each a “Project”).

1.3    Project Plans. Each Project shall be memorialized in a plan (each, a “Project Plan”), which shall specify the personnel assigned to conduct the Project, all Research Milestones (as defined below) to be achieved during the course of the Project, and a detailed budget specific to the Project. Each Project Plan shall be jointly developed by the parties and shall be agreed upon and executed by the Parties prior to the commencement of any Research under such Project. Upon execution of each Project Plan, it shall become an integral part, and shall be governed by the terms, of this Agreement. The Company shall have the on-going right to review each Project and Institution’s progress against the Research Milestones of the relevant Project Plan. Except as otherwise provided for herein, the Company may, as a part of such review, propose modifications or alterations to such Project Plan, which modification or alteration shall be consented to by the Institution in writing before becoming effective, such consent not to be unreasonably withheld or delayed. The Parties acknowledge and agree that the data produced pursuant to the Research may be used in regulatory submissions to the FDA or other governmental or regulatory authorities.

1.4    Research Milestones. Each Project Plan shall contain specific goals and objectives, which shall be reasonably designated by Company in consultation with Institution (“Research Milestones”). Ongoing funding of a research project or program shall be dependent upon achievement of such Research Milestones and Institution or the Principal Investigator shall provide to Company regular reports detailing the progress of the Research again such Research Milestones. In the event the Company reasonably determines that Institution has materially failed to achieve one or more of the Research Milestones of a given Project, the Chief Scientific Officer (CSO) of Company and the President of Institution (collectively, the “Executives”) shall meet and confer, as soon as possible, to determine the proper corrective steps to by taken by the Parties. In the event the Executives are unable to agree, Company’s CSO shall have the authority to reallocate funds to one or more other Projects; Company shall not, however, reduce the aggregate amount of funding to Institution provided for in Section 2.2 below.

1.5    Principal Investigator. A “Principal Investigator” shall be designated in each Project Plan and shall be responsible for the administration and supervision of the Research. Only members of the Principal Investigator’s lab, or other representatives of Institution or Company, may assist the Principal Investigator in conducting the Research (each, a “Lab Affiliate”). Each Principal Investigator and Lab Affiliate shall be bound by the terms set forth in this Agreement, shall be an employee of the Institution or Company and shall have an agreement with Institution or Company (as the case may be) to assign his/her intellectual property rights to Institution or Company (as the case may be). If the designated Principal Investigator becomes unable or unwilling to continue the Research for any reason, Institution shall propose a substitute Principal Investigator with comparable qualifications. If the proposed candidate is not available or is not acceptable to Company, Company may propose a substitute Principal Investigator or reallocate funds to an alternate Project by giving written notice thereof to Institution.

1.6    Facilities. Institution shall cause Principal Investigators to perform the Research only at Institution’s facility(ies) or such other facilities as may be identified in the relevant Project Plan (the “Facility(ies)”). Institution may not utilize any facility, other than the Facility(ies), for performing any portion of the Research without obtaining Company’s prior written consent, such consent not to be unreasonably withheld or delayed. Institution shall maintain, or cause to be maintained, the Facility(ies), all personal property, equipment, machinery, excipients, materials, systems, intangibles, intellectual property and contract rights in use at the Facility(ies) free of defects, except for defects attributable to wear and tear consistent with the age and usage of such assets, and except for such defects as do not and will not, in the aggregate, materially impair the ability to use such assets in connection with the Research.

2.	Funding.

2.1    Budget. Institution shall use its best efforts to comply with the budget set forth in each Project Plan. In the event that the relevant Principal Investigator reasonably believes that additional funds will be required to reach the goals of a Project Plan, written notice shall be provided to the Company and the parties shall meet to discuss amending such Project Plan or its budget. Company shall have final decision-making authority for any such amendment, which shall not be unreasonably withheld.

2.2    Funding and Payment. Subject to the terms and conditions of this Agreement and for the duration of the Term (as defined below), Company shall provide funding under this Agreement in the amount of $1,100,000 per year; payments made through April 29, 2018, shall be in accordance with the following schedule, each payment being due and payable [***] of the date set forth below:
[***]

2.3    Third Party Funding.

(a)Funding of Research. Institution represents, warrants and covenants to Company that no third party, other than the United States government or an agency thereof (the “US Government”) or the Commonwealth of Pennsylvania, has funded or will fund any part of the Research. In the event that the US Government has funded any portion of any research program that Company also funds, at any time, pursuant to this Agreement, Institution agrees to promptly notify Company of this fact and provide additional details as reasonably requested by the Company. Institution covenants and agrees, during the Term, not to seek US Government funding for any research within the scope of that which is funded by the Company under any then-current Project Plan without the prior written consent of Company, such consent not to be unreasonably delayed or withheld. Institution shall be free to seek direct US Government funding (other than a sub-award) for research in the field of HBV but outside the scope of that which is funded by the Company under any then-current Project Plan (“Other Research”) provided that: (i) at least [***] prior to the submission of any application or similar document to be submitted in support of Institution’s efforts to seek such funding (each a “Grant Application”), Institution shall provide Company with substantially complete copies or experimental plans, whether final or draft, of each Grant Application; (ii) Institution hereby agrees to remove from any Grant Application any information Company and Institution jointly determine is Confidential Information (as defined below); and (iii) in the event that Company, after review of a Grant Application, determines that it wishes to fund such Other Research on the same financial terms as would be provided under the Grant Application if funded, Institution shall not submit such Grant Application to the US Government and shall instead, within [***] from submission of the Grant Application to Company, enter into a separate agreement with Company for the funding of such Other Research on terms not less favorable to the Company than those contained herein with respect to the Research. Upon failure of the parties to enter into a separate agreement in the specified timeframe, Institution shall be permitted to file its grant application with the US Government.

(b)Exclusivity. Institution covenants and agrees, during the Term, not to accept funding from any third party, other than directly from the US Government (other than an SBIR or STTR sub-award) or the Commonwealth of Pennsylvania, to conduct research in the field of HBV. Notwithstanding anything to the contrary in the foregoing, Institution may continue to conduct “fee-for-service” activities in the Field limited to the testing, screening and/or characterization of third party compounds for HBV antiviral activity, provided that such activities do not overlap or conflict in any way with the Research then being conducted under this Agreement.

3.	Records, Conferences and Reports.

3.1    Records. Institution shall require the Principal Investigators and the Lab Affiliates to keep appropriate records of the Research, including laboratory notebooks, in accordance with Institution policies, sufficient to properly document the results of the Research and otherwise sufficient to determine identity and dates of inventorship of Inventions. Institution shall make such records available to Company upon no less than two week’s notice during Institution’s normal business hours.

3.2    Conferences. During the term of this Agreement, the Institution shall cause the Principal Investigators and the Lab Affiliates to meet with representatives of Company at least monthly (or at such other times as may be agreed among them) to discuss the progress and results of the Research, as well as the direction of the Projects and any suggested changes thereto.

3.3    Reports. In addition to such conferences, Institution or Principal Investigators shall provide to Company (a) interim written reports no less than once per calendar quarter, (b) a draft final written report within [***] after completion (or earlier termination) of the Research and (c) a final written report within [***] after receipt of Company’s comments to the draft final report, which shall be given by Company not later than [***] after Company’s receipt of the draft final report (collectively, the “Reports”); if this schedule of reports differs from the final version of the relevant Project Plan, the schedule listed in such Project Plan shall be followed. During the performance of the Research, Institution shall also notify Company promptly if the Research reveals any unexpected result or any accident or harm occurs. Company shall own all Reports and data compilations resulting from the Research.

4.	Confidentiality and Publications.

4.1    Company Confidential Information. Institution warrants that it shall not reveal, publish or otherwise disclose Confidential Information (as defined below) to any third party without the prior written consent of Company as described in Section 4.4 below, however, Institution is permitted to disclose Confidential Information obtained under the terms of this Agreement to Principal Investigators and Lab Affiliates on a need-to-know basis related to the performance of its obligations under this Agreement and only if Principal Investigators and Lab Affiliates are informed by Institution of the confidential nature of such information and of the confidentiality undertakings of Institution contained herein and are bound by confidentiality obligations consistent with those set forth in this Section 4.1. Institution shall require that Principal Investigators and any and all Lab Affiliates having a need-to-know observe these obligations of confidentiality. These obligations of confidentiality and nondisclosure shall remain in effect after the termination or expiration of this Agreement. “Confidential Information” means (a) the results of the Research and (b) any proprietary or confidential information, technical data, trade secrets or know-how, including research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Institution, the Principal Investigators or any Lab Affiliate by or on behalf of Company, either directly or indirectly, whether in writing, orally or by drawings or inspection of documents or other tangible property; provided, that Confidential Information shall not include any of the foregoing items to the extent (i) they are or have become publicly known and made generally available through no wrongful act of Institution, any Principal Investigator or Lab Affiliate, or any other employee or agent of Institution, (ii) was known to Institution prior to disclosure by Company, as evidenced by pre-existing written records promptly provided to Company by Institution or (iii) was disclosed to Institution without an obligation of confidentiality by a third party having a lawful right to make such disclosure.

4.2    Third Party Information Held by Institution. Institution shall not improperly use or disclose to Company or any of its directors, officers, employees or agents, any confidential information of any current or former client or other person or entity with whom Institution has an agreement or duty to keep such information confidential, and Institution shall not bring onto the premises of Company any such information in any medium unless consented to in writing by such client, person or entity.

4.3    Required Disclosure of Confidential Information. If Institution is required by applicable law or court order to disclose Confidential Information, Institution shall, if permitted by law, give Company prompt written notice of such requirement such that Company shall have the opportunity to apply for a protective order, injunction or for confidential treatment of such Confidential Information. Notwithstanding the forgoing, any information disclosed by Institution pursuant to applicable law or a court order shall remain Confidential Information hereunder, and may not be disclosed under any other circumstances unless and until the Confidential Information so disclosed becomes publicly known and generally available through no wrongful act of Institution.

4.4    Publications. Before Institution, any Principal Investigator or Lab Affiliate shall be permitted to publish or present at symposia, at professional meetings or in any other setting any information resulting from or related to the Research or Other Research, Institution shall furnish to Company a copy of any proposed publication or presentation at least forty-five (45) days in advance of the submission of such proposed publication or presentation. At Company’s request, Institution will arrange for an additional delay in publication or presentation, not to exceed forty-five (45) days, to enable Company to arrange for, or to assist Institution in arranging for, evaluation and/or filing of patent applications or other intellectual property protection of information proposed to be disclosed. If the publication or presentation would reveal trade secrets or other Confidential Information that is not patentable, the Parties will cooperate to modify the disclosure as appropriate, taking into account the Institution’s interests in research collaboration and the Company’s commercial interests in the information. For publications or presentations related to the Research, Institution shall identify Company as a sponsor of the Research in any publication or presentation, unless the Company otherwise instructs Institution. It is understood by Institution that nothing in this Section 4.4 shall grant to Institution the right to publish any Confidential Information of Company or any derivation thereof, even if such information was furnished to Institution for purposes of the Research.

4.5    Unauthorized Disclosure. Institution shall be responsible for any breach of this Article 4 by any Principal Investigator or Lab Affiliate. Institution shall take reasonable steps to ensure that unauthorized persons do not gain access to Confidential Information. Institution shall promptly notify Company of any unauthorized release of or access to Confidential Information. For clarity, such notice shall not remedy any breach of this Agreement resulting from such unauthorized release or access.

5.	Inventions.

5.1    Inventions. “Invention” means any idea, invention or discovery, whether or not patented or patentable, that is first conceived, discovered, developed or reduced to practice in the conduct of the activities conducted under this Agreement, including but not limited to developments, discoveries, compositions, know-how, procedures, technical information, processes, methods, devices, formulae, protocols, techniques, designs, drawings, methodologies, and biological or chemical material. An “Other Invention” means any idea, invention or discovery, whether or not patented or patentable, in the Field that is first conceived, discovered, developed or reduced to practice by one or more Institution employees either before or after the Effective Date, either alone or with others, other than in the course of conducting activities under this Agreement but otherwise regardless of the source of funding, including but not limited to developments, discoveries, compositions, know-how, procedures, technical information, processes, methods, devices, formulae, protocols, techniques, designs, drawings, methodologies, and biological or chemical material, but specifically excluding any invention that has arisen or may arise as a result of research conducted pursuant to a pre-existing third party agreement set forth on Schedule 5.1 attached hereto. Institution represents, warrants and covenants that, with respect to Institution Inventions (as defined below) and Institution’s interest in Joint Inventions (as defined below), (a) it owns and controls any Invention made by any Principal Investigators and Lab Affiliates or that otherwise arises from the activities conducted under this Agreement or that any Invention will become the sole property of Institution and (b) Institution has the sole right and authority to assign and grant the rights described below.

5.2    Ownership of Inventions. Inventorship of Inventions and Other Inventions will be determined in accordance with U.S. Patent Law.

(a)	All rights to Inventions made solely by employees of Institution shall belong solely to Institution (“Institution Inventions”).

(b)	All rights to Inventions made solely by employees of Company shall belong solely to Company (“Company Inventions”).

(c)	All rights to Inventions made jointly by employees of Institution and employees of Company shall belong jointly to Institution and Company (“Joint Inventions”).

5.3    Handling of Inventions. Institution shall, and shall require the Principal Investigators and Lab Affiliate’s who are Institution employees to, fully disclose to Company any Inventions and Other Inventions in which Institution has rights within [***] after initial conception, including providing to Company the Institution’s invention disclosure form along with all supporting information. Company will hold such disclosure in confidence and will not disclose the information to any third party without the consent of Institution. Institution shall have the right to file and prosecute patent applications covering Institution Inventions; provided, however, that Company shall assume control of filing and prosecution of such patent applications upon execution by Company and Institution of a definitive exclusive license agreement for the underlying technology, subject to the terms of any such license agreement. Company shall have the right to file and prosecute patent applications covering Company Inventions and Joint Inventions. In the event Company fails to file and prosecute patent applications covering any Joint Invention or advises Institution in writing that it has no interest in a Joint Invention, Institution shall have the right to file and prosecute patent applications covering such Joint Invention and Company shall thereafter forfeit its rights to file and prosecute such patent applications.

6.	Company’s Rights to License.

6.1    Inventions and Joint Inventions.

(a)
Right to License. During the Term and for a period of [***] thereafter, Institution hereby grants Company the sole and exclusive right to obtain an exclusive, royalty-bearing, worldwide and all-fields license under Institution’s rights in any Institution Invention and Institution’s undivided interest in any Joint Invention. Institution shall notify Company in writing promptly after the conception of any Institution Invention or Joint Invention.

(b)
Invention Election Period. Company will advise the Institution in writing within [***] after Institution notifies Company of the existence of any Invention or Joint Invention as provided in Section 5.3, together with any supporting data Company may reasonably request (which may include [***]), whether or not it wishes to license such Invention (“Invention Election Period”); provided that, in Company’s reasonable determination, there is enough data and information concerning such Invention available to enable Company to make a decision whether or not it wishes to license such Invention and, if not, the Invention Election Period shall be reasonably extended to enable Company to make such decision.

(c)
Invention Negotiation Period. Company will have [***] from the date of a decision to license any Invention described in Section 5.1 above to conclude a license agreement with Institution (“Invention Negotiation Period”); provided that, at all times during the Invention Negotiation Period, Institution responds in a timely fashion and, if not, the Invention Negotiation Period shall be reasonably extended to accommodate any delays.

(d)
License Terms. Any license agreement negotiated pursuant to this Section 6.1 will contain commercially reasonable terms ([***]), will require diligent performance by Company for the timely development and marketing of the licensed Invention, and will include Company's obligation to reimburse Institution's reasonable patent costs for all Inventions subject to the license.

(e)	Institution’s Right to License. [***].

6.2    Other Inventions.

(a)
Right to License. During the Term, Institution hereby grants Company the sole and exclusive right to obtain an exclusive, royalty-bearing, worldwide and all-fields license under Institution’s rights in any Other Invention.

(b)
Other Invention Election Period. Company will advise the Institution in writing within [***] after Institution notifies Company of the existence of any Other Invention as provided in Section 5.3, together with any supporting data Company may reasonably request (which may include [***]), whether or not it wishes to license such Other Invention (“Other Invention Election Period”); provided that, in Company’s reasonable determination, there is enough data and information concerning such Other Invention available to enable Company to make a decision whether or not it wishes to license such Other Invention and, if not, the Other Invention Election Period shall be reasonably extended to enable Company to make such decision.

(c)
Other Invention Negotiation Period. Company will have [***] from the date of a decision to license any Other Invention to conclude a definitive license agreement with Institution (“Other Invention Negotiation Period”); provided that, at all times during the Other Invention Negotiation Period, Institution responds in a timely fashion and, if not, the Other Invention Negotiation Period shall be reasonably extended to accommodate any delays.

(d)
License Terms. Any license agreement negotiated pursuant to this Section 6.2 will contain commercially-reasonably terms, appropriate as to stage of development and type of patent claims, will require diligent performance by Company for the timely commercial development and marketing of the licensed Other Invention, and include Company's obligation to reimburse Institution's reasonable patent costs for all Other Inventions subject to the license.

6.3    Exclusivity. Until the earlier of (i) [***], or (ii) [***], ending without an executed license, Institution shall not directly or indirectly, through any officer, employee, agent, representative, advisor, director or otherwise, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, or furnish any information to, or participate in any negotiations with, any person, corporation, or other entity or group (other than Company and its affiliates) regarding any transaction involving such Invention or Other Invention.

6.4    Right of Refusal. If the Invention Negotiation Period for a given Invention, or Other Invention Negotiation Period for a given Other Invention, ends without an agreement being entered into between Institution and Company regarding such Invention or Other Invention, then, during the Term and for a period of [***] thereafter, Institution hereby grants to Company a right of refusal that grants Company the right to match any definitive offer from a third party for a license under Institution’s rights in such Invention or Other Invention and, if Company agrees to match all financial and other material terms of such definitive offer within [***] of Institution providing such definitive offer to Company, then Institution shall proceed with such definitive offer only with Company and not any third party.

7.	Inspections; Remedy.

7.1    Inspections by Governmental Authority. If any governmental or regulatory authority conducts or gives notice to Institution of its intent to conduct an inspection or audit at Institution’s facility or to take any other regulatory action with respect to any of Institution’s activities hereunder, Institution shall promptly notify Company of such a demand or request. Company shall have the right to consult with Institution regarding the inspection or audit by any such governmental or regulatory authority and, if permitted by law, to be present at any such inspections and to review in advance any responses to be given by Institution to such governmental or regulatory authority. Institution agrees to promptly inform Company of the issuance of any FDA Form 483 or any equivalent regulatory action by any other regulatory authority concerning any aspect of any the Research.

7.2    Inspection by Company. During the term of this Agreement, for the purpose of permitting a quality and compliance audit, including, without limitation, to ascertain compliance with this Agreement, Institution shall grant to authorized representatives of Company upon reasonable notice, access to facilities, personnel and records being used, or relating to, activities hereunder. During such examination or audit, Company representatives may examine documents, facilities, records and any other relevant items relating to the Research and the procedures and methodology followed in the performance of the Research. If any audit, inspection, or other regulatory action reveals a deficiency in Institution’s performance of the Research that causes all or any part of the Research to be invalid, Institution shall immediately repeat such Research at Institution’s sole cost.

8.	Term and Termination.

8.1    Term. The term of this Agreement (the “Term”) commences on the Effective Date and shall continue in effect until October 29, 2018, unless sooner terminated in accordance with the provisions of Section 8.2. Notwithstanding the foregoing, Company shall have the option to extend the Term for two (2) additional one (1) year terms at a funding level of $1,100,000 per year, with payments due biannually in a manner similar to that set forth in Section 2.2 above. Company shall provide notice of its decision to extend or not extend the Term at least [***] prior to the end of the then-current Term. Any further extensions of the Term shall be at the mutual option of Company and Institution.

8.2    Termination. Either party may terminate this Agreement for the material breach or default of any of the terms or conditions of this Agreement by the other party upon [***] written notice and opportunity to cure; and such termination shall be in addition to any other remedies that either Party may have at law or in equity.

8.3    Obligations upon Termination. Upon expiration or termination of this Agreement, in addition to its other obligations hereunder, Institution shall return to Company all Confidential Information that was provided or generated by Company during the Term or which Company may otherwise own or control by operation of this Agreement, or destroy or completely delete such Confidential Information, at Company’s option. With respect to each item of Confidential

Information destroyed or completely deleted, such destruction or complete deletion shall be certified in writing to Company.

8.4    Effects of Termination. Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of termination. No termination of this Agreement, however effectuated, shall release the parties, the Principal Investigators, or any Lab Affiliate having access to Confidential Information from their respective rights and obligations under Article 4. Notwithstanding the foregoing, upon the expiration of the Term or upon termination of this Agreement for breach by Company, Institution shall be released from all further obligations to Company, other than Confidentiality, specifically including any obligations under sections 2.3, 5.3, 6.2, 6.3 and 6.4 above.

9.	Regulatory; Compliance.

9.1    Compliance with Law. Institution and Principal Investigators shall conduct the Research, or cause the same to be done, in accordance with all applicable laws, rules, regulations and guidelines (including good laboratory practices in accordance with 21 CFR Part 58) and the provisions of this Agreement (including the Project Plans), as well as Institution’s internal policies and procedures to the extent they do not conflict with the foregoing. In particular, any animals used in the Research shall be handled, housed and, if applicable, disposed of in accordance with all applicable national, regional and local laws, rules, regulations and guidelines.

9.2    Anti-Kickback, Anti-fraud and Anti-bribery. Each Party intends for this Agreement to comply with the federal Anti-Kickback Statute, as set forth in 42 U.S.C. 1320a-7b or the regulations promulgated thereunder. The Parties each agree that:

(a)
Company’s decision regarding the selection or retention of Institution was based on defined criteria, such as area expertise, ability and reputation, or knowledge and experience regarding a particular field;

(b)
The fees included in this Agreement are consistent with the fair market value of the services to be provided and rights conferred in an arm-length transaction and do not exceed those reasonably necessary to accomplish the commercially reasonable business purpose of this Agreement; and

(c)
No compensation is being paid to Institution for the purpose of influencing Institution’s opinion, inducing Institution to promote Company’s product(s) or causing Institution to assist Company in securing any improper advantage.

9.3    Debarment. Each Party confirms that neither it nor its personnel performing the terms of this Agreement is subject to any restrictions or sanctions by the FDA, is a debarred person as described or ineligible to participate, in a “Federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), or in any other government payment program. In the event either Party or any of its employees becomes a Debarred Person (as defined therein), it shall immediately notify the other Party and upon the occurrence of such event, whether or not such notice is given by the debarred Party, the other Party may immediately terminate this Agreement upon written notice to the debarred party.

9.4    Insider Trading. Institution acknowledges that it and its representatives may, in connection with this Agreement, become aware of material non-public information regarding Company and that federal and state securities laws prohibit Institution and its representatives and their families from purchasing or selling any securities on the basis of such material non-public information and from assisting any others to do so. Institution agrees that it shall not and shall use reasonably efforts to assure that its representatives and their family members do not violate any applicable law or regulation bearing on trading in Company securities.

9.5    Reporting of Compensation. Notwithstanding any confidentiality obligations in this Agreement, Company reserves the right to make reports to applicable government agencies disclosing information associated with the fees paid under this Agreement in order to comply with applicable laws, which information may be published on government records available to the public, and Company is not required to provide Institution advanced notice prior to making any such disclosures.

9.6    Code of Conduct. Institution acknowledges that it has received a copy of Company’s code of conduct, has read and understood the terms of such code of conduct, and will substantially comply and will cause its representatives to substantially comply with the terms of such code of conduct as they may apply to Institution and its representatives.

10.	Miscellaneous.

10.1    Governance. In furtherance of the Collaboration, during the Term the Company shall have the right to receive notice of and attend meetings of the Board of Directors of the Institution.

10.2    Mutual Representations. Each party hereto hereby represents, warrants and covenants to the other that: (a) it is a corporation duly incorporated, validly existing and in good standing; (b) it has taken all necessary actions on its part to authorize the execution, delivery and performance of the obligations undertaken in this Agreement, and no other corporate actions are necessary with respect thereto; (c) it is not a party to any agreement or understanding and knows of no law or regulation that would prohibit it from entering into and performing this Agreement, or that would conflict with this Agreement; (d) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with this Agreement’s terms; and (e) it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for it to perform its obligations under this Agreement.

10.3    Indemnification. Institution shall indemnify, defend and hold-harmless Company for, from and against all costs, fees (including reasonable attorney’s fees), expenses, losses and other damages arising from (a) any injury to person or damage to property caused by acts or failure to act on the part of Institution, Principal Investigators or Lab Affiliates, (b) any breach of this Agreement by Institution, Principal Investigators or Lab Affiliates, or (c) Institution’s, any Principal Investigators’ or any Lab Affiliate’s negligence or willful misconduct. Company shall indemnify, defend and hold-harmless Institution for, from and against all costs, fees (including reasonable attorney’s fees), expenses, losses and other damages arising from (a) any injury to person or damage to property caused by Company, (b) any breach of this Agreement by Company, or (c) Company’s negligence or willful misconduct.

10.4    Insurance. During the term of this Agreement and for [***] thereafter, Institution shall maintain insurance with a reputable insurance provider in the amount of [***] dollars per occurrence/[***] dollars in the aggregate with a [***] dollar umbrella, to cover its indemnification obligations hereunder. Upon Company’s request, Institution shall provide to Company a certificate of insurance showing that such insurance is in place. Institution shall not cancel or amend its insurance policies without Company’s prior consent.

10.5    Independent Status. Institution shall not be considered a partner, co-venturer, agent, employee, or representative of Company by reason of this Agreement, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract or otherwise to assume any obligation in the name of or on behalf of the other party. Institution’s employees, including the Principal Investigators and the Lab Affiliates, are not and shall not be deemed to be employees of Company, and Institution shall indemnify and hold harmless Company from all liabilities arising from any allegation or determination to the contrary.

10.6    Notices. All notices and other communications required or permitted hereunder shall be in writing and deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail or overnight courier with tracking capabilities, as follows or as a party may otherwise notify to the other in accordance with this Section 9.6 (provided that such notice of change of address or recipient shall be deemed given only when received):

If to Company, to:    If to Institution:
Arbutus Biopharma, Inc.    Baruch S. Blumberg Institute
PA Biotechnology Center of Bucks County    3805 Old Easton Road
3805 Old Easton Road    Doylestown, PA 18902
Doylestown, PA 18902    Attention: Timothy Block, President
Attention: Legal Affairs

10.7    Assignment; No Third Party Beneficiaries. Company may assign this Agreement without the prior written consent of Institution in the event of an acquisition or other business combination or a sale of all or substantially all of Company’s assets to which this Agreement relates. Institution hereby acknowledges and agrees that the duties and responsibilities hereunder are of a personal nature and, therefore, neither this Agreement nor any right or obligation hereunder shall be assignable or delegable in whole or in part by Institution. All of the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the respective successors and permitted assigns of the parties. Nothing in this

Agreement, express or implied, is intended to confer on any person or entity, other than the parties or their respective successors and permitted assigns, any benefits, rights or remedies.

10.8    Construction. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the Commonwealth of Pennsylvania exclusive of its conflicts of laws provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

10.9    Dispute Resolution. If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the parties are unable to resolve the dispute amicably, then the parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania with respect to all disputes arising under this Agreement.

10.10    Equitable Relief. Institution agrees that it would be impossible or inadequate to measure and calculate Company’s damages from any breach of the covenants set forth in Articles 4 and 5, and that a breach of such covenants could cause serious and irreparable injury to Company. Accordingly, Company shall have available, in addition to any other right or remedy available to it, the right to obtain an injunction from a court of competent jurisdiction restraining such a breach (or threatened breach) and to specific performance of any such Section.

10.11    Entire Agreement, Amendment and Waiver. This Agreement contains the entire understandings of the parties and supersedes all previous agreements (oral and written), negotiations and discussions with respect to the subject matter herein. The parties may modify any of the provisions hereof only by an instrument in writing duly executed by the parties. No waiver of any rights under this Agreement shall be effective unless in writing signed by the party to be charged.

10.12    Severability. In the event of the invalidity of any provisions of this Agreement containing any gaps, the parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement. The parties will replace an invalid provision or fill any gaps with valid provisions, which most closely approximate the purpose and economic effect of the invalid provision or, in the case of a gap, the parties’ presumable intentions.

10.13    Further Assurances. Each party shall, as and when reasonably requested by the other party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

10.14    Interpretation. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this

Agreement. This Agreement shall be construed as if both parties drafted it jointly, and shall not be construed against either party as principal drafter.

10.15    Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the Effective Date.

ARBUTUS BIOPHARMA, INC.	BARUCH S. BLUMBERG INSTITUTE

/s/ Michael J. Sofia .            /s/ Timothy Block .
Authorized Signature                Authorized Signature

Name: Michael J. Sofia, Ph.D.        Name:    Timothy Block, Ph.D.
Title: Chief Scientific Officer        Title:    President

Date: June 5, 2016                Date: June 5, 2016

EXHIBIT A
LICENSE TERMS

Compound Series with Composition of Matter Claims:

•	Upfront Payment: [***] upon execution of a License Agreement.

•	Development Milestone Payments:
[***]

•	Sales Performance Milestone Payments:
[***]

•	Royalty Payment: [***] on Net Sales

Method of Use Claims Only:

•	Development Milestone Payments:
[***]

•	Royalty Payment: [***] on Net Sales